Exhibit 99.1

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MAP Pharmaceuticals Initiates Phase 3 Clinical Trial in Patients with Migraine

MOUNTAIN VIEW, Calif., July 14, 2008 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced it has initiated its Phase 3 clinical program to evaluate MAP0004 as a potential treatment for migraine.

MAP0004 is orally inhaled and self-administered at home using MAP Pharmaceuticals’ proprietary Tempo® inhaler. In the company’s prior Phase 2 efficacy study, MAP0004 provided pain relief in as fast as 10 minutes, with relief sustained through at least 24 hours. The study also demonstrated efficacy trends in treating nausea, photophobia and phonophobia, the other key measurements in treating migraine.

This randomized, double-blind, placebo-controlled Phase 3 trial is designed to evaluate the efficacy and safety of MAP0004 in treating acute migraine. The primary efficacy endpoints will be pain relief, and freedom from nausea, photophobia and phonophobia as measured at two hours after dosing. MAP will also evaluate earliest onset of pain relief and sustained relief to 24 and 48 hours. The multi-center efficacy trial will include approximately 850 patients, who will also be followed for 12 months in an open-label study to confirm long-term safety.

“We believe that MAP0004 has the potential to be a first-line therapy for migraine patients,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “Based on our initial clinical studies, we believe that MAP0004 offers an alternative to triptans that may provide patients with the benefits of rapid onset and long-lasting pain relief, in an easy-to-use, non-invasive, at-home therapy. In our Phase 2 trials, MAP0004 was well tolerated with no effect on pulmonary function, including in asthmatic subjects.”

The therapeutic agent in MAP0004 is dihydroergotamine (DHE), which has a long history of use as a safe and effective migraine treatment. Many headache specialists consider DHE administered by injection to be the standard of care in treating chronic migraine and debilitating migraines that last more than 72 hours. MAP Pharmaceuticals is seeking to expand the use of this compound to treat migraines early, non-invasively and with a fast onset of action.

MAP Pharmaceuticals is initiating the first Phase 3 trial of its MAP0004 product candidate pursuant to a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration. The SPA is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of a new drug application. In general, these assessments are considered binding on the FDA as well as the sponsor unless public health concerns unrecognized at the time the SPA is entered into become evident or other new scientific concerns regarding product safety or efficacy arise.

About Migraine

Migraine is a common, debilitating neurological disease affecting approximately 30 million people in the United States. It presents with recurrent attacks of headaches, nausea, vomiting and sensitivity to light and sound. Most migraines last between four and 24 hours, but some last as long as three days. On average, migraine sufferers experience 1.5 migraine attacks monthly, although 25 percent of them experience one or more attacks weekly.

In published studies, migraine sufferers often cite faster onset of pain relief and lower incidence of migraine recurrence as two key therapeutic attributes they would like from their medication. Currently approved drugs for the treatment of an acute migraine attack do not fully meet the needs of all patients due to the slow onset of action, short duration of effect, inconsistent response, unacceptable side effect profiles, or propensity to increase frequency of headaches with these therapies.

In 2007, triptans, the class of drugs most often prescribed for treating migraine, generated sales of approximately $2.2 billion in the United States, according to data published by IMS Health. Approximately 30 to 40 percent of migraine patients do not respond fully to triptans. Historically, estimated onset of significant pain relief with oral triptans occurs between 45 and 90 minutes after dosing.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals develops and plans to commercialize new therapies for children and adults who suffer from chronic conditions that it believes are not adequately treated by currently available medicines. The company applies its proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. MAP Pharmaceuticals has two drug candidates in Phase 3 clinical trials. Unit Dose Budesonide is being developed for the potential treatment of pediatric asthma, and MAP0004 is being developed for the potential treatment of migraine. MAP Pharmaceuticals’ pipeline also includes a drug candidate in early clinical development for the treatment of asthma and chronic obstructive pulmonary disease.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the outcomes of the MAP0004 clinical program. Actual results may differ materially from current expectations based on risks and uncertainties affecting MAP Pharmaceuticals’ business, including, without limitation, risks and uncertainties relating to the enrollment and conduct of clinical trials, as well as risk related to failure to achieve favorable clinical outcomes and that MAP0004 will not be approved for commercial use by the U.S. Food and Drug Administration, including but not limited to approval for use as a first line therapy. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2008, and available at http://edgar.sec.gov.

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